Exhibit 99.1

NRG Energy, Inc. Reports Full Year 2025 Financial Results

•Exceeded 2025 raised financial guidance ranges; returned $1.6 billion of capital to shareholders
•Completed acquisition of 13 GW of power generation assets and CPower from LS Power; doubles generation footprint, expands demand response capabilities, and strengthens affordability and reliability solutions for customers
•Adjusted Earnings per Share (Adjusted EPS) growth rate target of 14%+ extended through 2030
•Closed Texas Energy Fund (TEF) loan agreement for Greens Bayou 443 MW CCGT facility; 1.5 GW across three projects supported by $1.15 Bn in low-interest financing; first project expected online in June 2026
•Exceeded raised 2025 Texas residential VPP target

HOUSTON—February 24, 2026—NRG Energy, Inc. (NYSE: NRG) today reported GAAP Net Income of $66 million for the three months ended December 31, 2025 and $0.9 billion for the full year 2025. GAAP EPS — basic was $4.09, Cash Provided by Operating Activities was $1.9 billion, Adjusted Net Income was $1.6 billion, Adjusted EPS was $8.24, Adjusted EBITDA was $4.1 billion, and Free Cash Flow before Growth (FCFbG) was $2.2 billion for the full year 2025.

“We've doubled our generation footprint, advanced 1.5 GW of new generation through three Texas Energy Fund projects, and expanded our demand response and residential VPP capabilities,” said Larry Coben, NRG Chair and Chief Executive Officer. “This enhances NRG’s ability to provide resilient and affordable solutions to our customers during this power demand supercycle. We expect to add significant new capacity for data centers through our bring your own power strategy and new innovative, affordable products for everyone from the household to the hyperscaler.”

Consolidated Financial Results
Table 1

	Three Months Ended		Twelve Months Ended
(In millions, except per share amounts)	12/31/25	12/31/24	12/31/25	12/31/24
GAAP Net Income	$66	$643	$864	$1,125
Adjusted Net Incomea b	$200	$316	$1,606	$1,408
GAAP EPS — basic[c]	$0.26	$3.10	$4.09	$5.14
Adjusted EPSa d	$1.04	$1.56	$8.24	$6.83
Adjusted EBITDA[a]	$847	$902	$4,087	$3,789
Cash Provided/(Used) by Operating Activities	$123	$952	$1,913	$2,306
Free Cash Flow Before Growth Investments (FCFbG)[a]	$175	$624	$2,210	$2,062
a Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG are non-GAAP financial measures; see Appendix tables A-1 through A-6 for GAAP reconciliations. Adjusted Net Income, Adjusted EPS, and Adjusted EBITDA exclude fair value adjustments related to derivatives
b Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'; see Appendix tables A-1 through A-4
c GAAP Income per Weighted Average Common Share - Basic
d Adjusted EPS calculated based on Adjusted Net Income divided by weighted average number of common shares outstanding - basic

NRG's GAAP Net Income for the full year 2025 was $261 million lower than prior year. The year-over-year change was primarily driven by unrealized non-cash mark-to-market losses on open positions related to economic hedges compared to gains in 2024. Certain economic hedge positions that impact NRG’s GAAP Net Income are required to be marked-to-market every period, while the customer contracts related to these items are not, resulting in temporary unrealized non-cash losses or gains on the economic hedges that are not reflective of the expected economics at future settlement. The decrease was also driven by the sale of Airtron in 2024 and the termination of the Cottonwood lease in 2025, partially offset by strong Texas and Vivint Smart Home performance in 2025 and a loss on debt extinguishment recorded in 2024.

Adjusted Net Income for the full year 2025 was $1.6 billion, $198 million higher than prior year, primarily driven by $298 million improvement in Adjusted EBITDA described in the segment results below. This was partially offset by increased interest expense primarily driven by the funding of the acquisition of assets and CPower from LS Power. Adjusted EPS was $8.24 for full year 2025, $1.41 higher than prior year as a result of strong financial and operating performance, as well as reduction of 11 million in the weighted average number of basic common shares outstanding.

Reaffirming 2026 Guidance

On February 2, 2026, NRG announced updated guidance following the close of its acquisition of a portfolio of assets and CPower from LS Power on January 30, 2026. The updated guidance reflects approximately 11 months of ownership of these assets in 2026.

NRG is reaffirming its guidance for 2026 as set forth below.

Table 2: Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG Guidance for 2026a,b

	2026	2026
(In millions, except per share amounts)	Guidance	Guidance Midpoint
Adjusted Net Income	$1,685 - $2,115	$1,900
Adjusted EPS	$7.90 - $9.90	$8.90
Adjusted EBITDA	$5,325 - $5,825	$5,575
FCFbG	$2,800 - $3,300	$3,050
a Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG are non-GAAP financial measures; see Appendix tables A-8 and A-9 for GAAP reconciliations. Adjusted Net Income, Adjusted EPS, and Adjusted EBITDA exclude fair value adjustments related to derivatives. The Company does not guide to GAAP Net Income due to the impact of such fair value adjustments related to derivatives in a given year
b Reflects the Company’s previously communicated 2026 outlook, updated to incorporate approximately 11 months of ownership of the portfolio acquired from LS Power. The updated guidance therefore includes approximately 90% of the acquired portfolio’s estimated full-year 2026 contribution.

Capital Allocation

In 2025, the Company returned $1.6 billion to shareholders through $1.3 billion in share repurchases and $344 million in common stock dividends. On October 8, 2025, the Company issued $4.9 billion of Notes to partially fund the acquisition of assets and CPower from LS Power and refinance its Senior Secured First Lien Notes due in 2025. In addition, the Company executed $310 million in liability management.
For 2026, the Company reiterates its previously announced capital allocation plan, which includes $1.0 billion in share repurchases, and common stock dividends of approximately $400 million. As of January 31, 2026, the Company has executed $100 million in share repurchases.

On January 23, 2026, NRG declared a quarterly dividend of $0.475 per common share, or $1.90 per share on an annualized basis. This dividend represented an 8% increase, in line with the Company's annual dividend target growth rate of 7-9% per share. The dividend was paid on February 17, 2026, to common stockholders of record as of February 2, 2026.

NRG's share repurchase program and common stock dividend are subject to maintaining satisfactory credit metrics, available capital, market conditions, and compliance with associated laws and regulations. The timing and amount of any shares of NRG’s common stock repurchased under the share repurchase authorization will be determined by NRG’s management based on market conditions and other factors. NRG will only repurchase shares when management believes it would not jeopardize the Company’s ability to maintain satisfactory credit ratings.

NRG Strategic Developments

Completed Acquisition of 13 GW of Power Generation Assets and CPower from LS Power

On January 30, 2026, NRG closed on the acquisition of assets and CPower from LS Power. The transaction included 18 natural‑gas and dual fuel facilities totaling 13 GW across nine states and CPower's C&I demand response platform. Combined, this highly accretive transaction doubles NRG's generation capacity, boosts upside opportunities from the power demand supercycle, and expands the Company's broad range of affordable and resilient solutions for customers large and small.

Texas Energy Fund (TEF)

On November 20, 2025, NRG entered into a $370 million loan agreement with the Public Utility Commission of Texas (PUCT) under the TEF for a low-interest rate loan at 3% to support development of its 443 MW Greens Bayou generation facility. Initial disbursement of funds occurred in November 2025 and is expected to continue through the projected mid-2028 commercial operations date.

NRG now has three projects funded through the program totaling 1.5 GW of new generation in Texas, supported by $1.15 Bn in low-interest financing. Construction is underway, with all three projects on time and on budget. The Company expects commercial operations at the first project, T.H. Wharton, in June 2026. These projects underscore NRG's commitment to delivering high-quality dispatchable generation to meet the growing energy needs of Texas consumers.

Texas Residential VPP

On August 6, 2025, NRG raised its 2025 Texas Residential Virtual Power Plant target to 150 MW, up from 20 MW, following strong customer adoption of the Home Essentials and other offerings. The program exceeded its 2025 target and remains on track to achieve 650 MW in Texas by 2030 and 1 GW by 2035.

Segment Results

Table 3: Adjusted EBITDAa

(In millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/25	12/31/24	12/31/25	12/31/24
Texas	$259	$327	$1,877	$1,582
East	301	282	981	1,006
West/Other[b]	12	18	137	190
Vivint Smart Home	275	275	1,092	1,011
Adjusted EBITDA	$847	$902	$4,087	$3,789
a Adjusted EBITDA is a non-GAAP financial measure; see Appendix tables A-1 through A-4 for GAAP reconciliation of Adjusted EBITDA (by operating segment) to GAAP Net Income (by operating segment). Adjusted EBITDA excludes fair value adjustments related to derivatives
b Includes Corporate activities

Texas: Full year 2025 Adjusted EBITDA was $1,877 million, $295 million higher than the prior year. The increase is primarily driven by improved margins and supply cost optimization, partially offset by higher planned plant maintenance expenditure.

East: Full year 2025 Adjusted EBITDA was $981 million, $25 million lower than prior year. This decrease is primarily driven by higher cost to serve retail load, higher planned plant maintenance expenditure, and retirement of the Indian River facility, partially offset by higher natural gas wholesale margins and higher capacity prices for owned generation.

West/Other: Full year 2025 Adjusted EBITDA was $137 million, $53 million lower than prior year. This decrease is primarily driven by the sale of Airtron in September 2024 and termination of the Cottonwood lease in May 2025, partially offset by higher retail power margins.

Vivint Smart Home: Full year Adjusted EBITDA was $1,092 million, $81 million higher than prior year. The increase is attributable to growth in customer count, driven by record new customer adds and continued strong customer retention, and an increase in monthly recurring service margin per customer.

Liquidity and Capital Resources
Table 4: Corporate Liquidity

(In millions)	12/31/25	12/31/24
Cash and Cash Equivalents	$4,708	$966
Restricted Cash	30	8
Total	$4,738	$974
Total credit facility availability	4,890	4,469
Total Liquidity, excluding collateral received	$9,628	$5,443

As of December 31, 2025, NRG's unrestricted cash was $4.7 billion, and $4.9 billion was available under the Company’s credit facilities. Total liquidity was $9.6 billion, which was $4.2 billion higher than December 31, 2024. The increase was driven by $4.9 billion of newly-issued secured and unsecured corporate debt primarily to fund the acquisition of assets and CPower from LS Power.

Earnings Conference Call
On February 24, 2026, NRG will host a conference call at 9:00 a.m. Eastern (8:00 a.m. Central) to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials through the investor relations website under “presentations and webcasts” on investors.nrg.com. The webcast will be archived on the site for those unable to listen in real-time.

About NRG
NRG is a leading provider of electricity, natural gas, and smart home solutions to eight million customers across North America. The company operates a customer‑first platform supported by a diversified supply strategy and the safe, reliable operation of approximately 25 GW of power generation. NRG plays a meaningful role in competitive energy markets and our innovative team is creating the flexible and affordable solutions that households and large businesses need today and in the future. Visit nrg.com for more information, and connect with us on Facebook, Instagram, LinkedIn, and X.

Safe Harbor
In addition to historical information, the information presented in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about NRG’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated herein include, among others, general economic conditions, the imposition of tariffs and escalation of international trade disputes (and inflationary impacts resulting therefrom), risks associated with the integration of the assets acquired from LS Power, including potential disruption to ongoing operations and other transition difficulties, the inability of the combined company to realize expected synergies and benefits of integration (or that it takes longer than expected) which may result in the combined company not operating as effectively as expected, hazards customary in the power industry, weather conditions and extreme weather events, competition in wholesale power, gas and smart home markets, the volatility of energy and fuel prices, the volatility in demand for power and gas, customer affordability concerns that may constrain the pricing of the Company’s products and services and limit its ability to recover costs, failure of customers or counterparties to perform under contracts, changes in the wholesale power and gas markets, the failure of NRG’s expectations regarding load growth to materialize, changes in government or market regulations, the condition of capital markets generally and NRG’s ability to access capital markets, NRG’s ability to execute its market operations and supply strategy, risks related to data privacy, cyberterrorism and inadequate cybersecurity, the loss of data, unanticipated outages at NRG’s generation facilities, operational and reputational risks related to the use of artificial intelligence and the adherence to developing laws and regulations related to the use thereof, NRG’s ability to achieve its net debt targets, adverse results in current and future litigation, complaints, product liability claims and/or adverse publicity, failure to identify, execute or successfully implement acquisitions or asset sales, risks of the smart home and security industry, including risks of and publicity surrounding the sales, customer origination and retention process, the impact of changes in consumer spending patterns, consumer preferences, geopolitical tensions, demographic trends, supply chain disruptions, NRG’s ability to implement value enhancing improvements to plant operations and company-wide processes, NRG’s ability to achieve or maintain investment grade credit metrics, NRG’s ability to proceed with projects under development or the inability to complete the construction of such projects on schedule or within budget, the inability to maintain or create successful partnering relationships, NRG’s ability to operate its business efficiently, NRG’s ability to retain retail customers, the ability to successfully integrate businesses of acquired assets or companies, NRG’s ability to realize anticipated benefits of transactions (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, NRG’s ability to execute its capital allocation plan, and the other risks and uncertainties discussed in this release and in our Forms 10-K, 10-Q, and 8-K filed with or furnished to the SEC.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The Adjusted Net Income, Adjusted EPS, Adjusted EBITDA and Free Cash Flow before Growth guidance are estimates as of February 24, 2026. These estimates are based on assumptions NRG believed to be reasonable as of that date. NRG disclaims any current intention to update such guidance, except as required by law. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this press release should be considered in connection with information regarding risks and uncertainties that may affect NRG's future results included in NRG's filings with the Securities and Exchange Commission at www.sec.gov. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in NRG’s most recent Annual Report on Form 10-K, and in subsequent SEC filings. NRG’s forward-looking statements speak only as of the date of this communication or as of the date they are made.

Contacts:

Media:	Investors:
Ann Duhon	Brendan Mulhern
NRGMediaRelations@nrg.com	609.524.4767

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
(In millions, except per share amounts)	2025	2024	2023
Revenue
Revenue	$30,713	$28,130	$28,823
Operating Costs and Expenses
Cost of operations (excluding depreciation and amortization shown below)	24,761	22,100	26,483
Depreciation and amortization	1,406	1,403	1,295
Impairment losses	—	36	26
Selling, general and administrative costs (excluding amortization of customer acquisition costs of $295, $204 and $125, respectively, which are included in depreciation and amortization shown separately above)	2,602	2,345	2,094
Acquisition-related transaction and integration costs	74	30	119
Total operating costs and expenses	28,843	25,914	30,017
(Loss)/Gain on sale of assets	(25)	208	1,578
Operating Income	1,845	2,424	384
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	11	20	16
Impairment losses on investments	(39)	(7)	(102)
Other income, net	68	44	47
(Loss)/Gain on debt extinguishment	(10)	(382)	109
Interest expense	(741)	(651)	(667)
Total other expense	(711)	(976)	(597)
Income/(Loss) Before Income Taxes	1,134	1,448	(213)
Income tax expense/(benefit)	270	323	(11)
Net Income/(Loss)	864	1,125	(202)
Less: Cumulative dividends attributable to Series A Preferred Stock	67	67	54
Net Income/(Loss) Available for Common Stockholders	$797	$1,058	$(256)
Income/(Loss) Per Share
Weighted average number of common shares outstanding — basic	195	206	228
Income/(Loss) per Weighted Average Common Share — Basic	$4.09	$5.14	$(1.12)
Weighted average number of common shares outstanding — diluted	199	212	228
Income/(Loss) per Weighted Average Common Share — Diluted	$4.01	$4.99	$(1.12)

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

	For the Year Ended December 31,
(In millions)	2025	2024	2023
Net Income/(Loss)	$864	$1,125	$(202)
Other Comprehensive Income/(Loss), net of tax
Foreign currency translation adjustments	21	(22)	9
Defined benefit plans	15	(4)	30
Other comprehensive income/(loss)	36	(26)	39
Comprehensive Income/(Loss)	$900	$1,099	$(163)

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
(In millions)	2025	2024
ASSETS
Current Assets
Cash and cash equivalents	$4,708	$966
Funds deposited by counterparties	260	199
Restricted cash	30	8
Accounts receivable, net	4,065	3,488
Inventory	461	478
Derivative instruments	2,189	2,686
Cash collateral paid in support of energy risk management activities	365	309
Prepayments and other current assets	1,069	830
Total current assets	13,147	8,964
Property, plant and equipment, net	3,632	2,021
Other Assets
Equity investments in affiliates	16	45
Operating lease right-of-use assets, net	130	151
Goodwill	5,017	5,011
Customer relationships, net	1,203	1,538
Other intangible assets, net	1,106	1,370
Derivative instruments	1,568	1,710
Deferred income taxes	1,843	2,067
Other non-current assets	1,478	1,145
Total other assets	12,361	13,037
Total Assets	$29,140	$24,022

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Continued)

	As of December 31,
(In millions, except share data)	2025	2024
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt and finance leases	$31	$996
Current portion of operating lease liabilities	35	66
Accounts payable	2,834	2,513
Derivative instruments	2,257	2,297
Cash collateral received in support of energy risk management activities	260	199
Deferred revenue current	748	711
Accrued expenses and other current liabilities	1,864	2,031
Total current liabilities	8,029	8,813
Other Liabilities
Long-term debt and finance leases	16,412	9,812
Non-current operating lease liabilities	144	117
Derivative instruments	1,103	1,107
Deferred income taxes	15	12
Deferred revenue non-current	895	862
Other non-current liabilities	861	821
Total other liabilities	19,430	12,731
Total Liabilities	27,459	21,544
Commitments and Contingencies
Stockholders' Equity
Preferred stock; 10,000,000 shares authorized; 650,000 Series A shares issued and outstanding at December 31, 2025 and 2024 (aggregate liquidation preference $650)	650	650
Common stock; $0.01 par value; 500,000,000 shares authorized; 199,828,615 and 205,064,058 shares issued; and 190,376,607 and 198,604,003 shares outstanding at December 31, 2025 and 2024, respectively	2	2
Additional paid-in capital	215	705
Retained earnings	1,982	1,535
Treasury stock, at cost; 9,452,008 and 6,460,055 shares at December 31, 2025 and 2024, respectively	(1,087)	(297)
Accumulated other comprehensive loss	(81)	(117)
Total Stockholders' Equity	1,681	2,478
Total Liabilities and Stockholders' Equity	$29,140	$24,022

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
(In millions)	2025	2024	2023
Cash Flows from Operating Activities
Net Income/(Loss)	$864	$1,125	$(202)
Adjustments to reconcile net income/(loss) to cash provided by operating activities:
Depreciation of property, plant and equipment and amortization of customer relationships and other intangible assets	896	1,071	1,127
Amortization of capitalized contract costs	510	332	168
Accretion of asset retirement obligations	29	34	27
Provision for credit losses	272	314	251
Amortization of nuclear fuel	—	—	47
Amortization of financing costs and debt discounts	51	39	52
Loss/(gain) on debt extinguishment	10	382	(109)
Amortization of in-the-money contracts and emissions allowances	97	105	137
Amortization of unearned equity compensation	134	102	101
Net loss/(gain) on sale of assets and disposal of assets	25	(192)	(1,559)
Gain on proceeds from insurance recoveries for property, plant and equipment, net	(100)	—	(164)
Impairment losses	39	43	128
Changes in derivative instruments	450	(337)	2,455
Changes in current and deferred income taxes and liability for uncertain tax benefits	213	165	(92)
Changes in collateral deposits in support of risk management activities	7	245	(1,806)
Equity in and distributions from earnings of unconsolidated affiliates	(8)	(13)	(6)
Cash (used)/provided by changes in other working capital:
Accounts receivable - trade	(760)	(366)	1,004
Inventory	30	111	189
Prepayments and other current assets	(757)	(539)	(401)
Accounts payable	192	170	(1,455)
Accrued expenses and other current liabilities	28	136	360
Other assets and liabilities	(309)	(621)	(473)
Cash provided/(used) by operating activities	$1,913	$2,306	$(221)
Cash Flows from Investing Activities
Payments for acquisitions of businesses and assets, net of cash acquired	$(596)	$(38)	$(2,523)
Capital expenditures	(1,147)	(472)	(598)
Proceeds from sales of assets, net of cash disposed	6	501	2,007
Net purchases of emissions allowances	(1)	(18)	(24)
Proceeds from insurance recoveries for property, plant and equipment, net	100	3	240
Investments in nuclear decommissioning trust fund securities	—	—	(367)
Proceeds from the sale of nuclear decommissioning trust fund securities	—	—	355
Cash used by investing activities	$(1,638)	$(24)	$(910)

	For the Year Ended December 31,
(In millions)	2025	2024	2023

Cash Flows from Financing Activities
Proceeds from issuance of preferred stock, net of fees	$—	$—	$635
Equivalent shares purchased in lieu of tax withholdings	(92)	(50)	(22)
Payments for share repurchase activity and excise tax(a)	(1,311)	(935)	(1,150)
Payment for settlement of capped call options(b)	(292)	—	—
Payments of dividends to preferred and common stockholders	(411)	(405)	(381)
Proceeds from issuance of long-term debt	6,676	3,200	731
Repayments of long-term debt and finance leases	(1,005)	(3,255)	(523)
Payments for debt extinguishment costs	—	(262)	—
Payments of deferred financing costs	(78)	(45)	(32)
Net receipts/(payments) from settlement of acquired derivatives that include financing elements	59	(3)	342
Proceeds from credit facilities	1,575	1,050	3,020
Repayments to credit facilities	(1,575)	(1,050)	(3,020)
Cash provided/(used) by financing activities	$3,546	$(1,755)	$(400)
Effect of exchange rate changes on cash and cash equivalents	4	(3)	2
Net Increase/(Decrease) in Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash	3,825	524	(1,529)
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at Beginning of Period	1,173	649	2,178
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at End of Period	$4,998	$1,173	$649
(a)Includes excise tax paid of $9 million during the year ended December 31, 2025
(b)Includes $16 million of payments for shares received from the exercise of the Capped Call Options.

Appendix Table A-1: Fourth Quarter 2025 Adjusted EBITDA and Adjusted Net Income Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss) Available for Common Stockholders:

(In millions, except per share amounts)	Texas	East	West/ Other	Vivint Smart Home	Corp/Elim	Total	Earnings Per Share, Basic [7,8]	Earnings Per Share, Diluted [7,8]
Net Income/(Loss) Available for Common Stockholders	$106	$228	$(69)	$34	$(249)	$50	$0.26	$0.26
Cumulative dividends attributable to Series A Preferred Stock					16	16	0.08	0.08
Net Income/(Loss)	$106	$228	$(69)	$34	$(233)	$66	$0.34	$0.34
Plus:
Interest expense, net	—	—	—	—	191	191	0.99	0.98
Income tax (benefit)	—	—	—	—	(2)	(2)	(0.01)	(0.01)
Depreciation and amortization	103	38	8	218	9	376	1.96	1.94
ARO expense	3	4	—	—	—	7	0.04	0.04
Contract and emission credit amortization, net	2	6	4	—	—	12	0.06	0.06
Stock-based compensation[1]	31	12	3	7	—	53	0.28	0.27
Acquisition and divestiture integration and transaction costs	—	—	—	1	15	16	0.08	0.08
Cost to achieve[1]	—	—	—	—	8	8	0.04	0.04
Deactivation costs	1	5	—	—	—	6	0.03	0.03
Loss on sale of assets	18	—	—	—	—	18	0.09	0.09
Other and non-recurring charges[2]	—	50	(24)	15	(2)	39	0.20	0.20
Impairments	—	—	39	—	—	39	0.20	0.20
Mark-to-market (MtM) (gain)/loss on economic hedges[3]	(5)	(42)	65	—	—	18	0.09	0.09
Adjusted EBITDA	$259	$301	$26	$275	$(14)	$847	$4.41	$4.37
Adjusted interest expense, net[4]	—	—	—	—	(194)	(194)	(1.01)	(1.00)
Depreciation and amortization	(103)	(38)	(8)	(218)	(9)	(376)	(1.96)	(1.94)
Adjusted Income before income taxes	156	263	18	57	(217)	277	1.44	1.43
Adjusted income tax expense[5]	—	—	—	—	(61)	(61)	(0.32)	(0.31)
Adjusted Net Income before Preferred Stock dividends	156	263	18	57	(278)	216	1.13	1.11
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(16)	(16)	(0.08)	(0.08)
Adjusted Net Income[6]	$156	$263	$18	$57	$(294)	$200	$1.04	$1.03
1 Stock-based compensation of $2 million is reflected in cost to achieve. Stock-based compensation includes employee stock purchase plan expense
2 Includes reserves for legal matters
3 Loss of $18 million was primarily driven by unrealized non-cash mark-to-market losses on economic hedges due to decreases in natural gas and power prices in the West
4 Excludes mark-to-market gain on interest hedges of $3 million
5 Income tax calculated using Adjusted effective tax rate (ETR) on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items, using CAMT rate to accrue tax. Other adjustments are shown on pre-tax basis
6 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
7 Items may not sum due to rounding
8 Earnings per share amounts are based on weighted average number of common shares outstanding - basic of 192 million and on weighted average number of common shares outstanding - diluted of 194 million for the three months ended December 31, 2025

Fourth Quarter 2025 condensed financial information by Operating Segment:

(In millions, except per share amounts)	Texas	East	West/ Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	$2,479	$3,925	$804	$559	$(6)	$7,761
Cost of fuel, purchased energy and other cost of sales[2]	1,674	3,316	722	52	(1)	5,763
Economic gross margin	805	609	82	507	(5)	1,998
Operations & maintenance and other cost of operations[3]	306	145	15	75	8	549
Selling, marketing, general and administrative[4]	240	162	46	157	5	610
Other	—	1	(5)	—	(4)	(8)
Adjusted EBITDA	$259	$301	$26	$275	$(14)	$847
Adjusted interest expense, net[5]	—	—	—	—	(194)	(194)
Depreciation and amortization	(103)	(38)	(8)	(218)	(9)	(376)
Adjusted Income before income taxes	156	263	18	57	(217)	277
Adjusted income tax expense[5]	—	—	—	—	(61)	(61)
Adjusted Net Income before Preferred Stock dividends	156	263	18	57	(278)	216
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(16)	(16)
Adjusted Net Income[5]	$156	$263	$18	$57	$(294)	$200
Weighted average number of common shares outstanding - basic						192
Adjusted EPS						$1.04
1 Excludes MtM loss of $6 million and contract amortization of $2 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes ARO expense of $7 million, deactivation costs of $6 million, stock-based compensation of $4 million and other and non-recurring charges of $(21) million
4 Excludes stock-based compensation of $49 million, other and non-recurring charges of $49 million, cost to achieve of $8 million and acquisition and divestiture integration and transaction costs of $1 million
5 See previous table for details

The following table reconciles the Condensed Consolidated Results of Operations to Adjusted EBITDA and Adjusted Net Income:

(In millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deact.	Other adj.[2]	Adjusted EBITDA	Adj. to arrive at Adj Net Income[3]	Adjusted Net Income[4]
Revenue	$7,753	$2	$6	$—	$—	$7,761	$—	$7,761
Cost of operations (excluding depreciation and amortization shown below)[1]	5,785	(10)	(12)	—	—	5,763	—	5,763
Depreciation and Amortization	376	(376)	—	—	—	—	376	376
Gross margin	1,592	388	18	—	—	1,998	(376)	1,622
Operations & maintenance and other cost of operations	545	—	—	(6)	10	549	—	549
Selling, marketing, general & administrative	717	—	—	—	(107)	610	—	610
Other	264	(189)	—	—	(83)	(8)	255	247
Net Income/(Loss)	$66	$577	$18	$6	$180	$847	$(631)	$216
Less: Cumulative dividends attributable to Series A Preferred Stock	16				(16)	—	16	16
Net Income/(Loss) available for common stockholders	$50	$577	$18	$6	$196	$847	$(647)	$200
1 Excludes operations & maintenance and other cost of operations of $545 million
2 Other adj. includes stock-based compensation of $53 million, other and non-recurring charges of $39 million, impairments of $39 million, loss on sale of assets $18 million, acquisition and divestiture integration and transaction costs of $16 million, cost to achieve of $8 million, and ARO expense of $7 million
3 Other includes adjusted interest expense, net of $194 million and adjusted income tax expense of $61 million
4 See previous table for details

Appendix Table A-2: Fourth Quarter 2024 Adjusted EBITDA and Adjusted Net Income Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss) Available for Common Stockholders:

(In millions, except per share amounts)	Texas	East	West/ Other	Vivint Smart Home	Corp/Elim	Total	Earnings Per Share, Basic [7,8]	Earnings Per Share, Diluted [7,8]
Net Income/(Loss) Available for common stockholders	$273	$686	$8	$10	$(350)	$627	$3.10	$3.01
Cumulative Dividends attributable to Series A Preferred Stock					16	16	0.08	0.08
Net Income/(Loss)	$273	$686	$8	$10	$(334)	$643	$3.18	$3.09
Plus:
Interest expense, net	—	—	—	—	109	109	0.54	0.52
Income tax expense	—	—	—	—	72	72	0.36	0.35
Loss on debt extinguishment	—	—	—	—	122	122	0.60	0.59
Depreciation and amortization	83	41	14	210	10	358	1.77	1.72
ARO Expense	3	2	—	—	—	5	0.02	0.02
Contract and emission credit amortization, net	2	4	4	—	—	10	0.05	0.05
Stock-based compensation	5	1	1	13	—	20	0.10	0.10
Acquisition and divestiture integration and transaction costs	—	—	—	2	6	8	0.04	0.04
Cost to achieve	—	—	—	—	5	5	0.02	0.02
Deactivation costs	—	7	—	—	—	7	0.03	0.03
Loss on sale of assets[1]	—	—	4	—	—	4	0.02	0.02
Other and non-recurring charges[2]	(23)	(9)	(7)	40	(1)	—	—	—
Impairments	7	—	21	—	—	28	0.14	0.13
Mark-to-market (MtM) (gain) on economic hedges[3]	(23)	(450)	(16)	—	—	(489)	(2.42)	(2.35)
Adjusted EBITDA	$327	$282	$29	$275	$(11)	$902	$4.47	$4.34
Adjusted interest expense, net[4]	—	—	—	—	(143)	(143)	(0.71)	(0.69)
Depreciation and amortization	(83)	(41)	(14)	(210)	(10)	(358)	(1.77)	(1.72)
Adjusted Income before income taxes	244	241	15	65	(164)	401	1.99	1.93
Adjusted income tax expense[5]	—	—	—	—	(69)	(69)	(0.34)	(0.33)
Adjusted Net Income before Preferred Stock dividends	244	241	15	65	(233)	332	1.64	1.60
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(16)	(16)	(0.08)	(0.08)
Adjusted Net Income[6]	$244	$241	$15	$65	$(249)	$316	$1.56	$1.52
1 Excludes sale of land not associated with a generating asset
2 Includes reserves for legal matters, offset by one-time gain from change in benefits in 2024
3 Gain of $(489) million was primarily driven by unrealized non-cash mark-to-market gains on economic hedges in the East due to large movements in natural gas and power prices
4 Excludes mark-to-market gain on interest hedges of $34 million
5 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items, using CAMT rate to accrue tax. Other adjustments are shown on pre-tax basis
6 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
7 Items may not sum due to rounding
8 Earnings per share amounts are based on weighted average number of common shares outstanding - basic of 202 million and on weighted average number of common shares outstanding - diluted of 208 million for the three months ended December 31, 2024

Fourth Quarter 2024 condensed financial information by Operating Segment:

(In millions, except per share amounts)	Texas	East	West/ Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	$2,356	$3,102	$898	$514	$(12)	$6,858
Cost of fuel, purchased energy and other cost of sales[2]	1,549	2,536	772	38	(5)	4,890
Economic gross margin	807	566	126	476	(7)	1,968
Operations & maintenance and other cost of operations[3]	253	128	43	68	(2)	490
Selling, marketing, general & administrative[4]	229	159	52	133	1	574
Other	(2)	(3)	2	—	5	2
Adjusted EBITDA	$327	$282	$29	$275	$(11)	$902
Adjusted interest expense, net[5]	—	—	—	—	(143)	(143)
Depreciation and amortization	(83)	(41)	(14)	(210)	(10)	(358)
Adjusted Income before income taxes	244	241	15	65	(164)	401
Adjusted income tax expense[5]	—	—	—	—	(69)	(69)
Adjusted Net Income before Preferred Stock dividends	244	241	15	65	(233)	332
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(16)	(16)
Adjusted Net Income[5]	$244	$241	$15	$65	$(249)	$316
Weighted average number of common shares outstanding - basic						202
Adjusted EPS						$1.56
1 Excludes MtM loss of $35 million and contract amortization of $4 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes deactivation costs of $7 million, ARO expense of $5 million, stock-based compensation of $2 million and other and non-recurring charges of $(5) million
4 Excludes stock-based compensation of $18 million and acquisition, other and non-recurring charges of $9 million and cost to achieve of $5 million
5 See previous table for details

The following table reconciles the Condensed Consolidated Results of Operations to Adjusted EBITDA and Adjusted Net Income:

(In millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deact.	Other adj.[2]	Adjusted EBITDA	Adj. to arrive at Adj Net Income[3]	Adjusted Net Income[4]
Revenue	$6,819	$4	$35	$—	$—	$6,858	$—	$6,858
Cost of operations (excluding depreciation and amortization shown below)[1]	4,372	(6)	524	—	—	4,890	—	4,890
Depreciation and amortization	358	(358)	—	—	—	—	358	358
Gross margin	2,089	368	(489)	—	—	1,968	(358)	1,610
Operations & maintenance and other cost of operations	499	—	—	(7)	(2)	490	—	490
Selling, marketing, general & administrative	606	—	—	—	(32)	574	—	574
Other	341	(181)	—	—	(158)	2	212	214
Net Income/(Loss)	$643	$549	$(489)	$7	$192	$902	$(570)	$332
Less: Cumulative dividends attributable to Series A Preferred Stock	16				(16)	—	16	16
Net Income/(Loss) available for common stockholders	$627	$549	$(489)	$7	$208	$902	$(586)	$316
1 Excludes operations & maintenance and other cost of operations of $499 million
2 Other adj. includes loss on debt extinguishment of $122 million, impairments of $28 million, stock-based compensation of $20 million, acquisition and divestiture integration and transaction costs of $8 million, cost to achieve of $5 million, ARO expense of $5 million, and loss on sale of assets of $4 million
3 Other includes adjusted interest expense, net of $143 million and adjusted income tax expense of $69 million

4 See previous table for details

Appendix Table A-3: Full Year 2025 Adjusted EBITDA and Adjusted Net Income Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss) Available for Common Stockholders:

(In millions, except per share amounts)	Texas	East	West/ Other	Vivint Smart Home	Corp/Elim	Total	Earnings Per Share, Basic [7,8]	Earnings Per Share, Diluted [7,8]
Net Income/(Loss) Available for common stockholders	$1,112	$710	$120	$33	$(1,178)	$797	$4.09	$4.01
Cumulative Dividends attributable to Series A Preferred Stock					67	67	0.34	0.34
Net Income/(Loss)	$1,112	$710	$120	$33	$(1,111)	$864	$4.43	$4.34
Plus:
Interest expense, net	—	—	—	—	658	658	3.37	3.31
Income tax expense	—	—	—	—	270	270	1.38	1.36
Loss on debt extinguishment	—	—	—	—	10	10	0.05	0.05
Depreciation and amortization	374	148	32	810	42	1,406	7.21	7.07
ARO expense	24	5	—	—	—	29	0.15	0.15
Contract and emission credit amortization, net	13	37	9	—	—	59	0.30	0.30
Stock-based compensation[1]	55	23	6	45	—	129	0.66	0.65
Acquisition and divestiture integration and transaction costs[1]	—	—	—	3	72	75	0.38	0.38
Cost to achieve[1]	—	—	—	—	17	17	0.09	0.09
Deactivation costs	11	18	—	—	—	29	0.15	0.15
Loss on sale of assets	18	—	7	—	—	25	0.13	0.13
Other and non-recurring charges[2]	(100)	48	(17)	201	(1)	131	0.67	0.66
Impairments	—	—	39	—	—	39	0.20	0.20
Mark-to-market (MtM) loss/(gain) on economic hedges[3]	370	(8)	(16)	—	—	346	1.77	1.74
Adjusted EBITDA	$1,877	$981	$180	$1,092	$(43)	$4,087	$20.96	$20.54
Adjusted interest expense, net[4]	—	—	—	—	(648)	(648)	(3.32)	(3.26)
Depreciation and amortization	(374)	(148)	(32)	(810)	(42)	(1,406)	(7.21)	(7.07)
Adjusted Income before income taxes	1,503	833	148	282	(733)	2,033	10.43	10.22
Adjusted income tax expense[5]	—	—	—	—	(360)	(360)	(1.85)	(1.81)
Adjusted Net Income before Preferred Stock dividends	1,503	833	148	282	(1,093)	1,673	8.58	8.41
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(67)	(67)	(0.34)	(0.34)
Adjusted Net Income[6]	$1,503	$833	$148	$282	$(1,160)	$1,606	$8.24	$8.07
1 Stock-based compensation of $6 million is reflected in acquisition and divestiture integration and transaction costs and $3 million is reflected in cost to achieve. Stock-based compensation includes employee stock purchase plan expense
2 Includes $(100) million of property insurance proceeds and $210 million of reserves for legal matters
3 Loss of $346 million was primarily driven by reversal of previously recognized unrealized gains on contracts that settled during the period and unrealized non-cash mark-to-market losses on economic hedges due to decreases in CAISO power prices, partially offset by increases in Northeast and ERCOT power prices
4 Excludes mark-to-market loss on interest hedges of $10 million
5 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items, using CAMT rate to accrue tax. Other adjustments are shown on pre-tax basis
6Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
7 Items may not sum due to rounding
8 Earnings per share amounts are based on weighted average number of common shares outstanding - basic of 195 million and on weighted average number of common shares outstanding - diluted of 199 million for the twelve months ended December 31, 2025

Full Year 2025 condensed financial information by Operating Segment:

(In millions, except per share amounts)	Texas	East	West/ Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	11,139	14,262	3,192	2,144	(30)	30,707
Cost of fuel, purchased energy and other cost of sales[2]	7,267	12,155	2,773	201	(7)	22,389
Economic gross margin	3,872	2,107	419	1,943	(23)	8,318
Operations & maintenance and other cost of operations[3]	1,098	532	107	265	13	2,015
Selling, marketing, general and administrative[4]	896	598	146	586	9	2,235
Other	1	(4)	(14)	—	(2)	(19)
Adjusted EBITDA	$1,877	$981	$180	$1,092	$(43)	$4,087
Adjusted interest expense, net[5]	—	—	—	—	(648)	(648)
Depreciation and amortization	(374)	(148)	(32)	(810)	(42)	(1,406)
Adjusted Income before income taxes	1,503	833	148	282	(733)	2,033
Adjusted income tax expense[5]	—	—	—	—	(360)	(360)
Adjusted Net Income before Preferred Stock dividends	1,503	833	148	282	(1,093)	1,673
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(67)	(67)
Adjusted Net Income[5]	$1,503	$833	$148	$282	$(1,160)	$1,606
Weighted average number of common shares outstanding - basic						195
Adjusted EPS						$8.24
1 Excludes MtM gain of $(12) million and contract amortization of $6 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes ARO expense of $29 million, deactivation costs of $29 million, stock-based compensation of $10 million and other and non-recurring charges of $(122) million
4 Excludes other and non-recurring charges of $230 million, stock-based compensation of $119 million, cost to achieve of $17 million and acquisition and divestiture integration and transaction costs of $1 million
5 See previous table for details

The following table reconciles the Condensed Consolidated Results of Operations to Adjusted EBITDA and Adjusted Net Income:

(In millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deact.	Other adj.[2]	Adjusted EBITDA	Adj. to arrive at Adj Net Income[3]	Adjusted Net Income[4]
Revenue	$30,713	$6	$(12)	$—	$—	$30,707	$0	$30,707
Cost of operations (excluding depreciation and amortization shown below)[1]	22,800	(53)	(358)	—	—	22,389	0	22,389
Depreciation and amortization	1,406	(1,406)	—	—	—	—	1,406	1,406
Gross margin	6,507	1,465	346	—	—	8,318	(1,406)	6,912
Operations & maintenance and other cost of operations	1,961	—	—	(29)	83	2,015	0	2,015
Selling, marketing, general & administrative	2,602	—	—	—	(367)	2,235	0	2,235
Other	1,080	(928)	—	—	(171)	(19)	1,008	989
Net Income/(Loss)	$864	$2,393	$346	$29	$455	$4,087	$(2,414)	$1,673
Less: Cumulative dividends attributable to Series A Preferred Stock	67				(67)	—	67	67
Net Income/(Loss) available for common stockholders	$797	$2,393	$346	$29	$522	$4,087	$(2,481)	$1,606
1 Excludes operations & maintenance and other cost of operations of $1,961 million

2 Other adj. includes other and non-recurring charges of $131 million, stock-based compensation of $129 million, acquisition and divestiture integration and transaction costs of $75 million, impairments of $39 million, ARO expenses of $29 million, loss on sale of assets $25 million, cost to achieve of $17 million and loss on debt extinguishment of $10 million
3 Other includes adjusted interest expense, net of $648 million and adjusted income tax expense of $360 million
4 See previous table for details

Appendix Table A-4: Full Year 2024 Adjusted EBITDA and Adjusted Net Income Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss) Available for Common Stockholders:

(In millions, except per share amounts)	Texas	East	West/ Other	Vivint Smart Home	Corp/Elim	Total	Earnings Per Share, Basic [8,9]	Earnings Per Share, Diluted [8,9]
Net Income/(Loss) Available for Common Stockholders	$534	$1,805	$101	$109	$(1,491)	$1,058	$5.14	$4.99
Cumulative dividends attributable to Series A Preferred Stock					67	67	0.33	0.32
Net Income/(Loss)	$534	$1,805	$101	$109	$(1,424)	$1,125	$5.46	$5.31
Plus:
Interest expense, net	—	—	—	—	595	595	2.89	2.81
Income tax expense	—	—	—	—	323	323	1.57	1.52
Loss on debt extinguishment	—	—	—	—	382	382	1.85	1.80
Depreciation and amortization	323	158	99	782	41	1,403	6.81	6.62
ARO Expense	18	15	1	—	—	34	0.17	0.16
Contract and emission credit amortization, net	9	58	11	—	—	78	0.38	0.37
Stock-based compensation[1]	25	10	5	59	—	99	0.48	0.47
Acquisition and divestiture integration and transaction costs[1]	—	—	—	11	24	35	0.17	0.17
Cost to achieve[1]	—	—	—	—	28	28	0.14	0.13
Deactivation costs	—	20	2	—	—	22	0.11	0.10
Loss/(gain) on sale of assets[2]	4	—	(204)	—	—	(200)	(0.97)	(0.94)
Other and non-recurring charges[3]	(22)	—	9	50	(9)	28	0.14	0.13
Impairments	7	—	36	—	—	43	0.21	0.20
Mark to market (MtM) loss/(gain) on economic hedges[4]	684	(1,060)	170	—	—	(206)	(1.00)	(0.97)
Adjusted EBITDA	$1,582	$1,006	$230	$1,011	$(40)	$3,789	$18.39	$17.87
Adjusted interest expense, net[5]	—	—	—	—	(598)	(598)	(2.90)	(2.82)
Depreciation and amortization	(323)	(158)	(99)	(782)	(41)	(1,403)	(6.81)	(6.62)
Adjusted Income before income taxes	1,259	848	131	229	(679)	1,788	8.68	8.43
Adjusted income tax expense[6]	—	—	—	—	(313)	(313)	(1.52)	(1.48)
Adjusted Net Income before Preferred Stock dividends	1,259	848	131	229	(992)	1,475	7.16	6.96
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(67)	(67)	(0.33)	(0.32)
Adjusted Net Income[7]	$1,259	$848	$131	$229	$(1,059)	$1,408	$6.83	$6.64
1 Stock-based compensation of $2 million is reflected in cost to achieve and $1 million is reflected in acquisition and divestiture integration and transaction costs
2 Excludes sale of land not associated with a generating asset
3 Includes reserves for legal matters, offset by one-time gain from change in benefits in 2024
4 Gain of $(206) million was primarily driven by roll-off of 2024 positions as well as gains on economic hedges in the East due to large movements in natural gas and power prices, partially offset by losses on economic hedges in Texas and West due to movements in power prices
5 Excludes mark-to-market gain on interest hedges of $3 million
6 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items, using CAMT rate to accrue tax. Other adjustments are shown on pre-tax basis
7 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
8 Items may not sum due to rounding
9 Earnings per share amounts are based on weighted average number of common shares outstanding - basic of 206 million and on weighted average number of common shares outstanding - diluted of 212 million for the twelve months ended December 31, 2024

Full Year 2024 condensed financial information by Operating Segment:

(In millions, except per share amounts)	Texas	East	West/ Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	$10,651	$11,759	$3,805	$1,991	$(44)	$28,162
Cost of fuel, purchased energy and other cost of sales[2]	7,230	9,714	3,188	151	(22)	20,261
Economic gross margin	3,421	2,045	617	1,840	(22)	7,901
Operations & maintenance and other cost of operations[3]	1,007	455	213	253	1	1,929
Selling, marketing, general & administrative[4]	832	585	211	576	6	2,210
Other	—	(1)	(37)	—	11	(27)
Adjusted EBITDA	$1,582	$1,006	$230	$1,011	$(40)	$3,789
Adjusted interest expense, net[5]	—	—	—	—	(598)	(598)
Depreciation and amortization	(323)	(158)	(99)	(782)	(41)	(1,403)
Adjusted Income before income taxes	1,259	848	131	229	(679)	1,788
Adjusted income tax expense[5]	—	—	—	—	(313)	(313)
Adjusted Net Income before Preferred Stock dividends	1,259	848	131	229	(992)	1,475
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(67)	(67)
Adjusted Net Income[5]	$1,259	$848	$131	$229	$(1,059)	$1,408
Weighted average number of common shares outstanding - basic						206
Adjusted EPS						$6.83
1 Excludes MtM loss of $3 million and contract amortization of $29 million
2 Includes TDSP expenses, capacity and emissions credits
3 Excludes ARO expense of $34 million, deactivation costs of $22 million, stock-based compensation of $9 million and other and non-recurring charges of $5 million
4 Excludes stock-based compensation of $90 million, cost to achieve of $28 million, other and non-recurring charges of $12 million and acquisition and divestiture integration and transaction costs of $5 million
5 See previous table for details

The following table reconciles the Condensed Consolidated Results of Operations to Adjusted EBITDA and Adjusted Net Income:

(In millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deact.	Other adj.[2]	Adjusted EBITDA	Adj. to arrive at Adj Net Income[3]	Adjusted Net Income[4]
Revenue	$28,130	$29	$3	$—	$—	$28,162	—	$28,162
Cost of operations (excluding depreciation and amortization shown below)[1]	20,101	(49)	209	—	—	20,261	—	20,261
Depreciation and amortization	1,403	(1,403)	—	—	—	—	1,403	1,403
Gross margin	6,626	1,481	(206)	—	—	7,901	(1,403)	6,498
Operations & maintenance and other cost of operations	1,999	—	—	(22)	(48)	1,929	—	1,929
Selling, marketing, general & administrative	2,345	—	—	—	(135)	2,210	—	2,210
Other	1,157	(918)	—	—	(266)	(27)	911	884
Net Income/(Loss)	$1,125	$2,399	$(206)	$22	$449	$3,789	$(2,314)	$1,475
Less: Cumulative dividends attributable to Series A Preferred Stock	67				(67)	—	67	67
Net Income/(Loss) available for common stockholders	$1,058	$2,399	$(206)	$22	$516	$3,789	$(2,381)	$1,408
1 Excludes operations & maintenance and other cost of operations of $1,999 million

2 Other adj. includes loss on debt extinguishment $382 million, stock-based compensation of $99 million, impairments of $43 million, acquisition and divestiture integration and transaction costs of $35 million, ARO expense of $34 million, cost to achieve of $28 million, other and non-recurring charges of $28 million and gain on sale of assets of $(200) million
3 Other includes adjusted interest expense, net of $598 million and adjusted income tax expense of $313 million
4 See previous table for details

Appendix Table A-5: Three Months Ended December 31, 2025 and 2024 Free Cash Flow before Growth Investments (FCFbG)
The following table summarizes the calculation of FCFbG providing a reconciliation from Adjusted EBITDA and Cash provided by operating activities:

	Three Months Ended
(In millions)	12/31/25	12/31/24
Adjusted EBITDA	$847	$902
Interest payments, net	(67)	(118)
Income tax payments	(10)	(70)
Gross capitalized contract costs	(183)	(147)
Collateral/working capital/other assets and liabilities	(464)	385
Cash provided by operating activities	123	952
Net receipts/(payments) from settlement of acquired derivatives that include financing elements	8	(1)
Acquisition and divestiture integration and transaction costs[1]	20	50
Adjustment for change in collateral	69	(325)
Other[2]	60	(1)
Adjusted cash provided by operating activities	280	675
Maintenance capital expenditures, net[3]	(110)	(62)
Environmental capital expenditures	(12)	(6)
Cost of acquisition	17	17
Free Cash Flow before Growth Investments (FCFbG)	$175	$624
1 Three months ended 12/31/25 includes $16 million acquisition and divestiture integration and transaction costs, $8 million cost to achieve payments
(see Table A-1) less $4 million non-cash adjustments; three months ended 12/31/2024 includes $55 million cash taxes from the sale of Airtron,
$8 million acquisition and divestiture integration and transaction costs and $5 million cost to achieve payments (see Table A-2), less $18 million non-cash adjustments
2 Three months ended 12/31/25 includes a $36 million payment for a legal matter

Appendix Table A-6: Twelve Months Ended December 31, 2025 and 2024 Free Cash Flow before Growth Investments (FCFbG)
The following table summarizes the calculation of FCFbG providing a reconciliation from Adjusted EBITDA and Cash provided by operating activities:

	Twelve Months Ended
(In millions)	12/31/25	12/31/24
Adjusted EBITDA	$4,087	$3,789
Interest payments, net	(489)	(570)
Income tax payments	(70)	(184)
Gross capitalized contract costs	(970)	(846)
Collateral/working capital/other assets and liabilities	(645)	117
Cash provided by operating activities	1,913	2,306
Net receipts/(payments) from settlement of acquired derivatives that include financing elements	59	(3)
Acquisition and divestiture integration and transaction costs[1]	79	113
Adjustment for change in collateral	(7)	(245)
Other[2]	269	27
Adjusted cash provided by operating activities	2,313	2,198
Maintenance capital expenditures, net[3]	(229)	(240)
Environmental capital expenditures	(38)	(21)
Cost of acquisition	164	125
Free Cash Flow before Growth Investments (FCFbG)	$2,210	$2,062
1 Twelve months ended 12/31/25 includes $75 million acquisition and divestiture integration and transaction costs and $17 million cost to achieve payments (see table A-3), less $13 million non-cash adjustments; twelve months ended 12/31/24 includes $55 million cash taxes from the sale of Airtron, $35 million acquisition and divestiture integration and transaction costs and $28 million cost to achieve payments (see table A-4), less $5 million non-cash adjustments
2 Twelve months ended 12/31/2025 includes payment of $224 million for the satisfaction of the CPI legal matter and a $36 million payment for another legal matter; twelve months ended 12/31/24 primarily includes $21 million GenOn pension payments
3 Twelve months ended 12/31/25 is presented net of W.A. Parish Unit 8 insurance recoveries related to property, plant and equipment of $100 million; twelve months ended 12/31/24 is presented net of W.A. Parish Unit 8 insurance recoveries related to the property, plant and equipment of $3 million

Appendix Table A-7: Twelve Months Ended December 31, 2025 Sources and Uses of Liquidity

The following table summarizes the sources and uses of liquidity for the twelve months ending December 31, 2024:

($ in millions)	Twelve Months Ended December 31, 2025
Sources:
Adjusted cash provided by operating activities	$2,313
Proceeds from issuance of long-term debt	6,676
Increase and change in availability under revolving credit facility and collective collateral facilities	421
Proceeds from sale of assets, net of cash disposed	6

Uses:
Payments for share repurchase activity and excise tax	(1,311)
Repayments of long-term debt and finance leases	(1,005)
Investment and integration capital expenditures	(780)
Payments for acquisitions of businesses and assets, net of cash acquired	(596)
Payments of dividends to preferred and common stockholders	(411)
Payment for settlement of capped call options	(292)
Maintenance and environmental capital expenditures, net[1]	(267)
Payments for shares repurchased in lieu of tax withholdings	(92)
Acquisition and divestiture integration and transaction costs[2]	(79)
Payments of deferred financing costs	(78)
Cash collateral paid in support of energy risk management activities	(56)
Net purchases of emission allowances	(1)
Other investing and financing[3]	(263)
Change in Total Liquidity	$4,185
1 Net of $100 million of W.A. Parish Unit 8 insurance recoveries related to property, plant and equipment
2 Twelve months ended 12/31/25 includes $75 million acquisition and divestiture integration and transaction costs and $17 million cost to achieve payments (see table A-3), less $13 million non-cash acquisition costs and non-cash stock-based compensation
3 Includes payment of $224 million for the satisfaction of the CPI legal matter and a $36 million payment for another legal matter

Appendix Table A-8: 2026 Guidance Reconciliation
The following table summarizes the 2026 Guidance calculations of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income:

2026
(In millions, except per share amounts)	Guidance[8,9]
Net Income[1]	$1,325 - $1,755
Interest expense, net	1,195
Income tax expense[2]	490 - 560
Depreciation and amortization[3]	1,955
ARO expense	30
Stock-based compensation	120
Acquisition and divestiture integration and transaction costs	110
Other[4]	100
Adjusted EBITDA	$5,325 - $5,825
Adjusted interest expense, net[5]	(1,195)
Depreciation and amortization[3]	(1,955)
Adjusted Income before income taxes	$2,175 - $2,675
Adjusted income tax expense[6]	(423) - (493)
Adjusted Net Income before Preferred Stock dividends	$1,752 - $2,182
Cumulative dividends attributable to Series A Preferred Stock	(67)
Adjusted Net Income[7]	$1,685 - $2,115
Weighted average number of common shares outstanding - basic	214
Adjusted EPS	$7.90 - $9.90
1 The Company does not guide to Net Income due to the impact of fair value adjustments related to derivatives in a given year. For purposes of guidance, fair value adjustments related to derivatives are assumed to be zero
2 Represents anticipated GAAP income tax
3 Estimates for the acquired LS Power assets are provisional and subject to revisions until evaluations are completed to assess the fair value of long-lived assets
4 Includes adjustments for sale of assets, deactivation costs, and other and non-recurring charges
5 Excludes mark-to-market gains/losses on interest hedges
6 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items, using CAMT rate to accrue tax. Other adjustments are shown on pre-tax basis
7 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
8 Items may not sum due to rounding
9 Reflects the Company’s previously communicated 2026 outlook, updated to incorporate approximately 11 months of ownership of the portfolio acquired from LS Power. The updated guidance therefore includes approximately 90% of the acquired portfolio’s estimated full-year 2026 contribution

Appendix Table A-9: 2026 Guidance Reconciliation
The following table summarizes the calculation of FCFbG providing a reconciliation from Adjusted EBITDA and Cash provided by operating activities:

2026
(In millions)	Guidance
Adjusted EBITDA	$5,325 - $5,825
Interest payments, net[1]	(1,100)
Income tax payments	(70) - (90)
Gross capitalized contract costs	(1,020)
Working capital/other assets and liabilities[2]	(135)
Cash provided by operating activities[3]	$3,000 - $3,480
Acquisition and other costs[2]	110
Adjusted cash provided by operating activities	$3,110 - $3,590
Maintenance capital expenditures	(450) - (480)
Environmental capital expenditures	(10) - (20)
Cost of acquisition	180
Free Cash Flow before Growth Investments (FCFbG)	$2,800 - $3,300
1 Interest payments, net represents Interest expense, net of $(1,195) million on Appendix Table A-8 plus $95 million accrued interest expense not yet paid
2 Working capital/other assets and liabilities includes payments for Acquisition and divestiture integration and transition costs, which is adjusted in Acquisition and other costs, and includes net deferred revenues
3 Excludes fair value adjustments related to derivatives and changes in collateral deposits in support of risk management activities

Non-GAAP Financial Measures

NRG reports its financial results in accordance with the accounting principles generally accepted in the United States (GAAP) and supplements with certain non-GAAP financial measures. These measures are not recognized in accordance with GAAP and should not be viewed in isolation or as an alternative to GAAP measures of performance. In addition, other companies may calculate non-GAAP financial measures differently than NRG does, limiting their usefulness as a comparative measure.

NRG uses the following non-GAAP measures to provide additional insight into financial performance:

•Adjusted EBITDA: Defined as EBITDA (earnings before interest, taxes, depreciation, and amortization, impact of asset retirement obligation expenses and contract amortization consisting of amortization of power and fuel contracts and amortization of emission allowances) with further adjustments for stock-based compensation, impairment losses, deactivation costs, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from forward position of economic hedges, gains or losses on the repurchase, modification or extinguishment of debt, restructuring costs, and other non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments or non-controlling interests. Adjusted EBITDA is intended to facilitate period-to-period comparisons and is widely used by investors for performance assessment.

•Adjusted Net Income: Defined as net income available to common shareholders excluding the impact of asset retirement obligation expenses, contract amortization consisting of amortization of power and fuel contracts and amortization of emission allowances, stock-based compensation, impairment losses, deactivation costs, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from forward position of economic hedges, gains or losses on the repurchase, modification or extinguishment of debt, the impact of restructuring and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments and non-controlling interests.

•Adjusted Earnings per Share (EPS): Defined as Adjusted Net Income, divided by the average basic common shares outstanding.

•Adjusted Cash Provided/(Used) by Operating Activities: Defined as cash provided/(used) by operating activities with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger, integration, related restructuring costs, adjustment for change in collateral, and the impact of extraordinary, unusual or non-recurring items.

•Free Cash Flow before Growth Investments: Defined as Adjusted Cash provided/(used) by operating activities less maintenance and environmental capital expenditures, net of funding and insurance recoveries related to property, plant and equipment, and adjustments to exclude cost of acquisition related to growth.

Management believes these non-GAAP financial measures are useful to investors and other users of NRG's financial statements in evaluating the Company’s operating performance and growth, as well as the impact of the Company’s capital allocation program. They provide an additional tool to compare business performance across periods and adjust for items that management does not consider indicative of NRG’s future operating performance. Management uses these non-GAAP financial measures to assist in comparing financial performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations, and for evaluating actual results against such expectations, and in communications with NRG's Board of Directors, shareholders, creditors, analysts and investors concerning its financial performance.